UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                             February 1, 2019

  CERES TACTICAL SYSTEMATIC L.P.
(Exact name of registrant as specified in its charter)

New York (State or other jurisdiction of incorporation)	000-50718 (Commission File Number)	13-4224248 (IRS Employer Identification No.)

c/o Ceres Managed Futures LLC
522 Fifth Avenue
New York, New York 10036
(Address and Zip Code of principal executive offices)

Registrant’s telephone number, including area code:                    (855) 672-4468

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01   Entry into a Material Definitive Agreement
Management Agreement – ADG Capital Management LLP
Ceres Managed Futures LLC, the general partner of the Registrant (the “General Partner”), and the Registrant have entered into a management agreement dated as of February 1, 2019 (the “Management Agreement”) with ADG Capital Management LLP (“ADG”), a limited liability partnership registered in England and Wales, pursuant to which ADG shall manage the portion of the Registrant’s assets allocated to it.
The General Partner has initially selected ADG Systematic Macro Fund’s strategy to manage the Registrant’s assets allocated to ADG. This trading may be conducted either directly or indirectly through an investment in CMF ADG Master Fund LLC (the “Master Fund”) for which the General Partner is the trading manager and ADG is the advisor.
ADG shall trade the initial allocation indirectly through the Master Fund at a trading level with a target annualized volatility of 20%.  The General Partner and ADG may agree in writing to change the trading level by the General Partner from time to time.
Pursuant to the Management Agreement, the Registrant pays ADG a monthly management fee equal to 1/12 of 1.00% (1.00% per year) of the month-end net assets (as defined in the Management Agreement) allocated to ADG.  ADG receives a semi-annual incentive fee equal to 25% of new trading profits (as defined in the Management Agreement) earned by ADG in each semi-annual period.
The Management Agreement expires on January 31, 2020.  If it is not terminated as of that date, it shall automatically renew for an additional one-year period and shall continue to renew for additional one-year periods until it is otherwise terminated pursuant to the terms of the Management Agreement.
A copy of the Management Agreement is filed herewith as Exhibit 10.1.

Item 9.01   Financial Statements and Exhibits
(d)   Exhibits.
The following exhibits are filed herewith.
Exhibit No.	Description
10.1	Management Agreement by and among the Registrant, the General Partner and ADG.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CERES TACTICAL SYSTEMATIC L.P.

By: Ceres Managed Futures LLC, General Partner

By:	/s/ Patrick T. Egan
Patrick T. Egan
President and Director

Date:  February 6, 2019